Exhibit 99.1

VOLCANO CORPORATION REPORTS 13 PERCENT GROWTH IN SECOND QUARTER REVENUES; FFR DISPOSABLE REVENUES INCREASE 38 PERCENT
(SAN DIEGO, CA), August 2, 2012-Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision guided therapy tools designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, today said revenues for the second quarter of 2012 increased 13 percent over second quarter revenues a year ago.
For the quarter ended June 30, 2012, Volcano reported revenues of $95.4 million versus revenues of $84.0 million in the second quarter a year ago. Medical segment revenues increased 13 percent versus the second quarter a year ago.
The company reported net income of $3.3 million, or $0.06 per diluted share, in the second quarter of 2012, versus net income of $4.9 million, or $0.09 per diluted share, in the second quarter of 2011.
For the first six months of 2012, Volcano reported revenues of $185.7 million, an increase of 13 percent versus $165.0 million in the same period a year ago. Medical segment revenues increased 14 percent year-over year. The company reported net income of $3.6 million, or $0.06 per diluted share, compared with net income of $6.0 million, or $0.11 per diluted share, in the first six months of 2011.
“Volcano continued to advance its Functional PCI message among both clinicians and hospital administrators while capitalizing on the macroeconomic trends impacting the sector-including the growing need for evidence and documentation of medical necessity,” said Scott Huennekens, president and chief executive officer.
“Our multi-modality platform and technology innovation are driving our market share gains. We are achieving growth greater than the overall growth of the FFR (Fractional Flow Reserve) and IVUS (Intravascular Ultrasound) markets, particularly in FFR where quarterly disposable revenues increased 38 percent versus a year ago. Our gains in FFR and IVUS were offset in part by softness in Southern Europe, and at Axsun Industrial as the telecom market is not yet demonstrating signs of a recovery,” he added.
“Also during the quarter, we saw the release of favorable data on Volcano's Instant Wave-Free Ratio Functionality, or iFR Functionality, our adenosine-free FFR technology. Data presented at EuroPCR showed a high level of diagnostic correlation versus FFR,” he noted.
Guidance for 2012
The company provided updated guidance for 2012. It now expects revenues for the year will be in the range of $384-$390 million. This compares with prior expectations for revenues of $392-$399 million. The company said the updated expectations for revenues include a $2 million impact from foreign currency exchange rates, a $2 million impact due to slowing of activity in certain Southern European countries and a $4 million impact from Axsun Industrial reflecting continued softness in the telecom sector.
The company now expects gross margins will be 65-66 percent compared with prior expectations of 64-65 percent, and operating expenses will be 58-59 percent of revenues versus prior expectations 57-58 percent.
The company said that it continues to expect a tax rate of approximately 40 percent for the full year, and earnings per diluted share of $0.18-$0.21, compared with prior expectations of $0.21-$0.24 per diluted share. Weighted average shares on a fully diluted basis at the end of 2012 are expected to be 55.5 million.
Conference Call Information
The company will hold a conference call at 2 p.m., Pacific Daylight Time (5 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (631) 291-4555, passcode 94938684, or via the company's website at http://www.volcanocorp.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through August 9 at (404) 537-3406, passcode 94938684, and via the company's website at http://www.volcanocorp.com.
About Volcano
Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information-using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company's website at www.volcanocorp.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano's business that are not historical facts may be considered “forward-looking statements.” Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that may cause Volcano's actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the risk that Volcano's revenue, expense, earnings, earnings per share, margin or tax rate projections may turn out to be inaccurate or Volcano may encounter unanticipated difficulty in achieving those projections, global and regional macroeconomic conditions, generally, and in the medical device and telecom industries, currency exchange rate fluctuations, the effect of competitive factors and the company's reactions to those factors, purchasing decisions with respect to the company's products, the pace and extent of market adoption of the company's products and technologies, the inherent uncertainty in the process of obtaining regulatory approval or clearance for Volcano's products or devices, the success of Volcano's growth strategies, risks associated with Volcano's international operations, timing and achievement of product development milestones, outcome of ongoing litigation, the impact and benefits of market development, our ability to protect our intellectual property, dependence upon third parties, product introductions, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical and/or telecom device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano's filings made with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.
Contact Information:
John Dahldorf
Chief Financial Officer
Volcano Corporation
(858) 720-4020

or
Neal B. Rosen
(650) 458-3014

VOLCANO CORPORATION
REVENUE SUMMARY
(in millions)
(unaudited)

	Three Months Ended June 30,		Percentage Change	Six Months Ended June 30,		Percentage Change
	2012	2011	2011 to 2012	2012	2011	2011 to 2012
Medical segment:
Consoles:
United States	$6.6	$5.7	16%	$11.8	$11.6	2%
Japan	0.5	0.5	(11)	1.4	1.2	18
Europe	1.7	2.5	(28)	2.8	4.8	(41)
Rest of world	1.9	1.1	70	2.9	2.1	33
Total Consoles	$10.7	$9.8	10%	$18.9	$19.7	(4)%

IVUS single-procedure disposables:
United States	$20.5	$19.7	4%	$40.1	$37.9	6%
Japan	24.0	22.7	6	50.7	44.9	13
Europe	5.5	6.2	(11)	10.9	11.7	(7)
Rest of world	1.6	1.4	11	3.4	3.1	9
Total IVUS single-procedure disposables	$51.6	$50.0	3%	$105.1	$97.6	8%

FFR single-procedure disposables:
United States	$12.6	$8.7	44%	$24.3	$16.8	45%
Japan	3.2	1.0	210	5.0	2.0	154
Europe	6.4	6.3	2	12.6	11.3	11
Rest of world	0.7	0.6	31	1.2	1.2	4
Total FFR single-procedure disposables	$22.9	$16.6	38%	$43.1	$31.3	38%

Other:	$6.9	$4.9	39%	$13.4	$9.8	38%
Sub-total medical segment	$92.1	$81.3	13%	$180.5	$158.4	14%

Industrial segment:	$3.3	$2.7	18%	$5.2	$6.6	(21)%
Total	$95.4	$84.0	13%	$185.7	$165.0	13%

VOLCANO CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$95,373	$84,036	$185,733	$165,031
Cost of revenues	31,976	26,763	61,549	54,637
Gross profit	63,397	57,273	124,184	110,394
Operating expenses:
Selling, general and administrative	41,991	35,488	86,336	70,948
Research and development	13,879	13,321	27,528	26,409
Amortization of intangibles	888	858	1,760	1,712
Total operating expenses	56,758	49,667	115,624	99,069
Operating income	6,639	7,606	8,560	11,325
Interest income	203	232	433	475
Interest expense	(1,677)	(2,056)	(3,149)	(4,061)
Exchange rate gain (loss)	74	(291)	(101)	(679)
Other income (expense), net	88	—	(8)	(1)
Income before income tax	5,327	5,491	5,735	7,059
Income tax expense	2,028	603	2,165	1,015
Net income	$3,299	$4,888	$3,570	$6,044
Net income per share:
Basic	$0.06	$0.09	$0.07	$0.12
Diluted	$0.06	$0.09	$0.06	$0.11
Shares used in calculating net income per share:
Basic	53,362	52,272	53,146	52,020
Diluted	55,207	54,536	55,136	54,430

VOLCANO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2012	2011
Operating activities
Net income	$3,570	$6,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,595	11,288
Amortization of investment premium, net	1,313	1,691
Accretion of debt discount on convertible senior notes	2,449	2,296
Non-cash stock compensation expense	7,492	6,289
Other non-cash adjustments	2,795	190
Changes in operating assets and liabilities	(1,159)	(13,297)
Net cash provided by operating activities	28,055	14,501
Investing activities
Purchase of short-term and long-term available-for-sale securities	(177,740)	(196,897)
Sale or maturity of short-term and long-term available-for-sale securities	115,867	182,105
Capital expenditures	(27,652)	(15,465)
Cash paid for intangible assets and other investments	(1,910)	(612)
Proceeds from foreign currency exchange contracts	501	373
Payment for foreign currency exchange contracts	(15)	(1,961)
Net cash used in investing activities	(90,949)	(32,457)
Financing activities
Repayment of debt	(44)	(26)
Proceeds from sale of common stock under employee stock purchase plan and exercise of common stock options	7,330	9,854
Net cash provided by financing activities	7,286	9,828
Effect of exchange rate changes on cash and cash equivalents	(306)	132
Net decrease in cash and cash equivalents	(55,914)	(7,996)
Cash and cash equivalents, beginning of year	107,016	43,429
Cash and cash equivalents, end of year	$51,102	$35,433

VOLCANO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$51,102	$107,016
Short-term available-for-sale investments	174,261	112,327
Accounts receivable, net	70,954	69,469
Inventories	44,431	41,306
Prepaid expenses and other current assets	19,665	19,939
Total current assets	360,413	350,057
Restricted cash	676	692
Long-term available-for-sale investments	29,535	30,919
Property and equipment, net	98,395	81,097
Intangible assets, net	15,685	15,245
Goodwill	2,487	2,487
Other non-current assets	17,030	16,227
Total Assets	$524,221	$496,724

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,855	$12,911
Accrued compensation	20,849	20,251
Accrued expenses and other current liabilities	18,724	16,689
Deferred revenues	7,980	7,077
Current maturities of long-term debt	63	72
Total current liabilities	62,471	57,000
Convertible senior notes	98,028	95,663
Other long-term debt	46	74
Deferred revenues	3,647	3,168
Other non-current liabilities	1,854	1,582
Total liabilities	166,046	157,487
Stockholders' equity	358,175	339,237
Total Liabilities and Stockholders' Equity	$524,221	$496,724